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Exhibit 5.1

November 1, 2017

Halcón Resources Corporation
and the guarantor co-registrants
listed in Schedule A hereto

c/o
Halcón Resources Corporation
1000 Louisiana Street, Suite 6700
Houston, Texas 77002

Re:
Halcón Resources Corporation
Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Halcón Resources corporation (the "Company") and its guarantor co-registrants listed in Schedule A hereto (collectively, the "Relevant Parties"; together with the Company, the "Registrants") in connection with the Company's offer to exchange up to $425,005,000 in aggregate principal amount of the Company's 6.75% Senior Notes due 2025 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Act"), for a like aggregate principal amount of its outstanding 6.75% Senior Notes due 2025 that have not been registered under the Act (the "Original Notes"), pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Act (such registration statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Exchange Notes are to be issued pursuant to the indenture, dated as of February 16, 2017 (as supplemented, the "Indenture"), among the Company, certain of the Company's subsidiaries, including the Relevant Parties and the entities listed in Schedule B hereto (the "Other Parties"; together with the Relevant Parties, the "Subsidiary Guarantors"), and U.S. Bank National Association, as trustee (the "Trustee"). The obligations of the Company under the Exchange Notes will be guaranteed by the Subsidiary Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to and on the terms set forth in the Indenture, in exchange for and in replacement of the Original Notes and the Guarantees of the Subsidiary Guarantors of the Original Notes.

        In connection with such matters, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Mayer Brown LLP

Halcón Resources Corporation
and the guarantor co-registrants
listed in Schedule A hereto
November 1, 2017

        For purposes of our opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. For purposes of this opinion, we have assumed that the Indenture will be valid and binding on the Trustee and enforceable against the Trustee in accordance with its terms. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the State of Texas, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act. In particular, we do not purport to pass on any matter governed by the laws of Colorado or Oklahoma.

        Further, insofar as the opinions expressed herein as to the Other Parties relate to or are dependent upon matters governed by the laws of the States of Colorado or Oklahoma, we have relied upon the opinions of local counsel filed with the Registration Statement.

        Based on the foregoing and subject to the assumptions and qualifications set forth herein, we are of opinion as follows:

        1.     The Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Original Notes, will constitute legal, valid and binding obligations of the Company.

        2.     The Guarantees of each Subsidiary Guarantor have been duly authorized by such Subsidiary Guarantor and when the Guarantees have been duly executed by each of the Subsidiary Guarantors and the Exchange Notes have been duly executed and delivered by the Company with the executed Guarantees affixed thereto in accordance with the provisions of the Indenture, the Guarantees will constitute legal, valid and binding obligations of the applicable Subsidiary Guarantor.

Mayer Brown LLP

Halcón Resources Corporation
and the guarantor co-registrants
listed in Schedule A hereto
November 1, 2017

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion and the statements expressed herein are as of the date hereof. We assume no obligation to update, revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise.

Very truly yours,
/s/ Mayer Brown LLP

Schedule A

Relevant Parties

Halcón Resources Operating, Inc.
Halcón Holdings, Inc.
HRC Energy Resources (WV), Inc.
HRC Energy Louisiana, LLC
HRC Production Company
Halcón Energy Properties, Inc.
Halcón Operating Co., Inc.
Halcón Energy Holdings, LLC
Halcón Field Services, LLC
Halcón Louisiana Operating, L.P.
HK Oil & Gas, LLC
HK Resources, LLC
HK Energy Operating, LLC
HK Energy, LLC
HK Louisiana Operating, LLC
The 7711 Corporation
Halcón Permian, LLC

Schedule B

Other Parties

Halcón Gulf States, LLC
HRC Energy, LLC
HRC Operating, LLC

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  Exhibit 5.1
Schedule A
Schedule B